As filed with the Securities and Exchange Commission on March 18, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nightstar Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1413750
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

10 Midford Place, 2nd Floor

London W1T 5BJ

United Kingdom

(Address of principal executive offices) (Zip code)

2017 Equity Incentive Plan

(Full title of the plan)

Bryan Yoon, Esq.

Nightstar, Inc.

203 Crescent Street, Suite 303

Waltham, Massachusetts 02453

+1 781-786-8300

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Brian A. Johnson Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, New York 10007 +1 212 230 8800	Jonathan King Osborne Clarke LLP One London Wall London EC2Y 5EB United Kingdom +44 20 7105 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value £0.01 per share	2,574,384 shares (3)	$25.42 (4)	$65,440,841.28 (4)	$7,931.43

(1)

These ordinary shares, nominal value £0.01 per share (“Ordinary Shares”), may be represented by the American Depositary Shares (“ADSs”) of Nightstar Therapeutics plc (the “Registrant”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-220343).

(2)

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Consists of (i) additional Ordinary Shares reserved under the 2017 Equity Plan (the “2017 Plan”) as a result of the automatic increase in shares reserved under the 2017 Plan on January 1, 2018 (1,156,188 shares) and January 1, 2019 (1,341,348 shares) pursuant to the terms thereof and (ii) 76,848 shares added to the 2017 Plan due to expirations and forfeitures of equity awards.

(4)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $25.42 per ADS, which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on March 13, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8, relating to 2,574,384 Ordinary Shares issuable under the Registrant’s 2017 Plan, is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Accordingly, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-221005, filed with the Securities and Exchange Commission on October 18, 2017, by the Registrant relating to the 2017 Plan, except for Item 8, Exhibits, with respect to which the Exhibit Index below is incorporated herein by reference.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Association of Nightstar Therapeutics plc. (incorporated herein by reference to Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-38217, filed with the Commission on April 3, 2018)).

4.2	Deposit Agreement (incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 20-F (File No. 001-38217, filed with the Commission on April 3, 2018)).

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1	Opinion of Osborne Clarke LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of independent registered public accounting firm.

23.3	Consent of Osborne Clarke LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Nightstar Therapeutics plc 2017 Equity Incentive Plan and forms of award agreement thereunder (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K (File No. 001-38217), filed with the Commission on March 18, 2019).

99.2	Non-Employee Sub Plan to the Nightstar Therapeutics plc 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Annual Report on Form 10-K (File No. 001-38217), filed with the Commission on March 18, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 18th day of March, 2019.

NIGHTSTAR THERAPEUTICS PLC

By:	/s/ David Fellows
David Fellows Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Fellows and Senthil Sundaram, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David Fellows	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2019
David Fellows

/s/ Senthil Sundaram	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 18, 2019
Senthil Sundaram

/s/ Chris Hollowood	Chairman of the Board of Directors	March 18, 2019
Chris Hollowood

/s/ Paula K. Cobb	Director	March 18, 2019
Paula K. Cobb

/s/ David C. Lubner	Director	March 18, 2019
David C. Lubner

/s/ James McArthur	Director	March 18, 2019
James McArthur

/s/ David M. Mott	Director	March 18, 2019
David M. Mott

/s/ Scott M. Whitcup	Director	March 18, 2019
Scott M. Whitcup

By:	/s/ Senthil Sundaram	Authorized Representative in the United States	March 18, 2019
Name: Senthil Sundaram Title: Chief Financial Officer